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                         SUBSIDIARIES OF THE REGISTRANT

NAME OF SUBSIDIARY                                        STATE OF INCORPORATION
------------------                                        ----------------------

InSight Health Corp.                                      Delaware
   Radiosurgery Centers, Inc.                             Delaware
Maxum Health Corp.                                        Delaware
   Maxum Health Services Corp.                            Delaware
      Diagnostic Solutions Corp.                          Delaware
      Maxum Health Services of North Texas, Inc.          Texas
      Maxum Health Services of Dallas, Inc.               Texas
      NDDC, Inc.                                          Texas
Open MRI, Inc.                                            Delaware
Signal Medical Services, Inc.                             Delaware